Exhibit 5.1

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601	May 28, 2010	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611

TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Oxygen Biotherapeutics, Inc.

2530 Meridian Parkway

Suite 3078

Durham, NC 27713

Re:	Oxygen Biotherapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 800,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, issuable under the Company’s 1999 Amended Stock Plan (the “Plan”), as amended. This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, the unanimous written consent of the Board of Directors of the Company relating to the approval of the Plan, and such other documents, records, and matters of law and fact as we, in our professional judgment, have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based on the foregoing and the further qualifications and limitations set forth below, it is our opinion that the Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares. This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give opinion letters of this kind. This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Bus. Law. 831 (May 1998) and the Statement on the Role of Customary Practice in the Preparation and Understanding of Third-Party Legal Opinions, 63 Bus. Law. 1277 (Aug. 2008).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.